Exhibit 99.1

October 8, 2009	Contact:	Gary Pittman
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM CORPORATION RECEIVES DELISTING NOTICE

FROM THE NASDAQ STOCK MARKET

Houston—(BUSINESS WIRE)—Edge Petroleum Corporation (NASDAQ: EPEX; EPEXP) (“Edge” or the “Company”) announced today that on October 2, 2009, it received notice (the “Notice”) from The Nasdaq Stock Market (the “Exchange”) that the Company’s common stock and 5.75% series A cumulative convertible perpetual preferred stock will be delisted from the Exchange at the opening of business on October 13, 2009 pursuant to the Exchange’s Listing Rules 5100, 5110(b) and IM-5100-1, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on the Exchange.  According to the Notice, the determination to delist the Company’s securities was based on (i) the announcement by the Company on October 2, 2009 that it and each of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and the associated public interest concerns raised by such bankruptcy petitions; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements for continued listing on the Exchange.

The Company may appeal the Exchange’s determination to a Hearings Panel, pursuant to the procedures set forth in the Exchange’s Listing Rule 5800 Series.  However, the Company does not intend to take any further action to appeal the Exchange’s decision, and therefore it is expected that the Company’s securities will be delisted and trading suspended at the opening of business on October 13, 2009.

If the Company does not appeal the Exchange’s decision, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”  The Company’s securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared.

About Edge Petroleum Corporation

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Additional information about the Company can be found at www.edgepet.com and www.kccllc.net/edgepetroleum.